Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, please contact:
Barry A. Rothman
215-895-9859

ELINE ENTERTAINMENT ANNOUNCES 78% REDUCTION IN OUTSTANDING COMMON STOCK VIA SHARE EXCHANGE WITH LARGEST HOLDER

KNOXVILLE, TN, March 7, 2005 - Eline Entertainment Group, Inc. (OTCBB: EEGI) announced today that its largest shareholder has agreed to a share exchange resulting in an approximate 78% reduction of Eline's outstanding shares of common stock from 11,584,295 to 2,584,295 shares. Under the share exchange with Yucatan Holding Company, Eline will receive 9,000,000 shares of its outstanding common stock and 180,000 shares of its Series B Convertible Preferred Stock in exchange for the issuance of 250,000 shares of a new class of convertible preferred stock to the shareholder, Yucatan Holding Company.

As a result of the share exchange, Yucatan Holding Company will own 784,131 shares of common stock, representing approximately 30% of the total common stock to be outstanding, and all of the preferred stock to be outstanding. Following the share exchange, Yucatan Holding Company's voting control of Eline's capital stock will remain relatively unchanged at approximately 95.5%.

The company noted that the share exchange would result in a simplified capital structure that more properly reflected Yucatan Holding Company's stated intention to remain a long-term holder of its capital stock with no need to engage in open market transactions involving the company's common shares. The company further noted that the share exchange and resulting reduction in the number of common shares outstanding would have the effect of placing additional limitations and restrictions on short sales of its common shares.

For more information about the share exchange, please see Eline's report on Form 8-K to be filed with the Securities and Exchange Commission and available on the SEC website at www.sec.gov.

ABOUT ELINE ENTERTAINMENT

Eline Entertainment Group, Inc. is seeking to acquire undervalued opportunities in traditional industries. Its Industrial Holding Group division owns Industrial Fabrication and Repair, Inc., an established company with over 20 years of experience in component sales, machining, specialty design and fabrication for conveyor systems used in the movement of raw materials, finished goods and supplies in its customers' manufacturing processes. Its customers are engaged in various industries in the manufacturing sector, including mining operations, paper, steel mills, rock quarry operations and bottling facilities located in the southeastern United States.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, SOME OF WHICH MAY RELATE TO ELINE ENTERTAINMENT GROUP, INC., AND WHICH INVOLVE NUMEROUS RISK AND UNCERTAINTIES. ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN ELINE ENTERTAINMENT GROUP, INC.'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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